Exhibit 99.3

MAGNACHIP SEMICONDUCTOR S.A.

MAGNACHIP SEMICONDUCTOR FINANCE COMPANY

LETTER TO HOLDERS

To Holders of:

•	Floating Rate Second Priority Senior Secured Notes due 2011;

•	6 7/8% Second Priority Senior Secured Notes due 2011; and

•	8% Senior Subordinated Notes due 2014:

MagnaChip Semiconductor S.A. (“MagnaChip S.A.”) and MagnaChip Semiconductor Finance Company (together with MagnaChip S.A., “MagnaChip Semiconductor”) is offering upon and subject to the terms and conditions set forth in the Prospectus, dated                      , 2005 (the “Prospectus”), and the enclosed Letter of Transmittal (the “Letter of Transmittal”), to exchange (the “Exchange Offer”) an aggregate principal amount of up to $300,000,000 of its Floating Rate Second Priority Senior Secured Notes due 2011 (the “New Floating Rate Second Lien Notes”), $200,000,000 of its 6 7/8% Second Priority Senior Secured Notes due 2011 (the “New Fixed Rate Second Lien Notes”) and $250,000,000 of its 8% Senior Subordinated Notes due 2014 (the “New Subordinated Notes” and, together with the New Floating Rate Second Lien Notes and the New Fixed Rate Second Lien Notes, the “New Notes”) in integral multiples of $1,000, which have been offered in a transaction registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement of which the Prospectus is a part, for an equal principal amount of its outstanding $300,000,000 Floating Rate Second Priority Senior Secured Notes due 2011 (the “Old Floating Rate Second Lien Notes”), $200,000,000 6 7/8% Second Priority Senior Secured Notes due 2011 (the “Old Fixed Rate Second Lien Notes”) and $250,000,000 8% Senior Subordinated Notes due 2014 (the “Old Subordinated Notes” and, together with the Old Floating Rate Second Lien Notes and the Old Fixed Rate Second Lien Notes, the “Old Notes”), that were issued and sold in integral multiples of $1,000 in a transaction exempt from registration under the Securities Act.

The Exchange Offer is being made in order to satisfy certain obligations of MagnaChip Semiconductor contained in the Registration Rights Agreements (the “Registration Rights Agreements”) by and among MagnaChip Semiconductor, the Guarantors named therein, and UBS Securities LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc. and Deutsche Bank Securities Inc.

Briefly, you may either:

a. Tender all or some of your Old Notes, along with a completed and executed Letter of Transmittal, and receive New Notes in exchange; or

b. Retain your Old Notes.

All tendered Old Notes must be received on or prior to                      , 2005 at 5:00 p.m., New York City Time, (the “Expiration Date”), as shown in the accompanying Prospectus.

Please review the enclosed Letter of Transmittal and Prospectus carefully. If you have any questions on the terms of the Exchange Offer or questions regarding the appropriate procedures for tendering your Old Notes and the Letter of Transmittal, please call The Bank of New York at (212)-815-3687 or write The Bank of New York, Corporate Trust Operations—Reorganization Unit, 101 Barclay Street – 7 East, New York, N.Y., 10286, Attention: Mr. David Mauer.